Exhibit 10.9

TERMINATION, WAIVER AND RELEASE AGREEMENT

THIS TERMINATION, WAIVER AND RELEASE AGREEMENT (hereinafter, the "Agreement") made as of the 16th day of August, 2016, by and among ALST CASINO HOLDCO, LLC, a Delaware limited liability company ("Holdco"), ALIANTE GAMING, LLC, a Nevada limited liability company (hereinafter, "Aliante Gaming" and together with Holdco, the "Company"), and the employee whose name appear on the signature line to the Agreement (hereinafter, "Employee"). The term “Company” used herein shall refer to Holdco or to Aliante Gaming, or all of them, as may be appropriate.

RECITALS

WHEREAS, the Company and Employee have previously entered into an employment agreement dated December 11, 2015, as amended on April 4, 2014 (the “Employment Agreement”); and

WHEREAS, in connection with the proposed merger of Boyd TCII Acquisition, LLC ("Merger Sub"), a wholly-owned subsidiary of Boyd Gaming Corporation ("Parent") with and into the Company (the "Transaction"), the Company is obligated to terminate the Employment Agreement as a condition to closing of the Transaction;

WHEREAS, subject to the consummation of the Transaction, Employee is willing to agree to the termination of the Employment Agreement and waive all rights thereunder in exchange for the payments and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Employee (hereinafter, each, a "Party" and, collectively, the "Parties") agree as follows:

1.

This Agreement is contingent upon and shall become effective immediately prior to the closing of the Transaction. Subject to (i) this Agreement having been duly executed, (ii) this Agreement having become irrevocable in accordance with the terms hereof, and (iii) the consummation of the Transaction (collectively, the “Enforceability Conditions”) (a) the Company shall pay Employee the amount described on the signature page hereto (the “Settlement Amount”) in a single lump sum payment, less applicable withholding taxes, upon the closing of the Transaction and (b) the Employment Agreement shall be terminated immediately prior to the closing of the Transaction and shall have no further force and effect other than Employee’s right to be indemnified, defended and/or held harmless as set forth therein. For the avoidance of doubt, until immediately prior to the consummation of the Transaction as contemplated hereby and by the Merger Agreement (as defined below), the Company shall have no obligation to pay the Settlement Amount and the Employment Agreement shall remain in full force and effect. In the event the Agreement and Plan of Merger, dated as of April 21, 2016, by and among Parent, Merger Sub and the Company (the "Merger Agreement") is terminated in accordance with its terms prior to the consummation of the Transaction, this Agreement shall automatically terminate and be of and of no further force and effect, the Company shall have no obligation to pay the Settlement Amount and the Employment Agreement shall not be terminated hereby.

2.

For and in consideration of the payment of the Settlement Amount and other good and valuable consideration, Employee, for and on behalf of Employee and Employee’s heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms and subject to the Enforceability Conditions, does fully and forever release, remise, and discharge each of Holdco, Aliante Gaming, and each of their respective direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, members, employees, agents and direct and indirect equity owners (collectively, the “Group”), from any and all claims whatsoever, other than any claims relating to Employee’s right to be indemnified, defended and/or held harmless pursuant to the Merger Agreement, Holdco’s or the Company’s respective operating agreement and the Employment Agreement, up to the date this Agreement becomes effective pursuant to its terms, which Employee had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to Employee’s employment or the termination of Employee’s employment with the Company (whether pursuant to the Employment Agreement or otherwise), whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with employment discrimination based on age, race, sex, national origin, religion, disability, sexual orientation or any other protected classification. This release of claims includes, but is not limited to, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, Nevada Revised Statutes §§ 613.310 to 613.430 (Employment Discrimination, Harassment and Retaliation); Nevada Revised Statutes §§ 608.005 to 608.195 (Payment and Collection of Wages and Penalties); Nevada Revised Statutes §§ 608.250 to 608.290 (Minimum Wage); Nevada Revised Statutes §§ 612.010 to 612.760 (Unemployment Compensation Law); Nevada Revised Statutes Chapters 616A to 616D (Nevada Industrial Insurance Act) and/or Chapter 617 (Nevada Occupational Diseases Act); Nevada Revised Statutes §§ 618.005 to 618.936 (Nevada Occupational Safety and Health Act); Nevada Genetic Information and Testing Law; and Nevada Labor Relations Laws, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. For the avoidance of doubt, once the Settlement Amount is paid to Employee as contemplated hereby, it will not be subject to clawback or recapture on account of Employee obtaining any other employment, or engagement as a consultant or contractor.

3.

By executing this Agreement, effective the date on which this Agreement becomes effective pursuant to its terms and subject to the Enforceability Conditions, Employee specifically releases all claims relating to Employee’s employment and termination of employment arising under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

4.

By executing this Agreement, effective the date on which this Agreement becomes effective pursuant to its terms and subject to the Enforceability Conditions, Employee is waiving all rights and entitlement and releasing all claims relating to Employee’s rights under the Employment Agreement, including any amounts payable pursuant to Section 6.2 of your Employment Agreement in connection with termination of your Employment Agreement and/or termination of your employment with the Company and Section 9.1 of your Employment Agreement in connection with the Transaction, but not any rights under any directors and officers insurance policy, or claims relating to Employee’s right to be indemnified, defended and/or held harmless pursuant to the Merger Agreement, Holdco’s or the Company’s respective operating agreement and the Employment Agreement or any claims that, as a matter of law, may not be released by private agreement.

5.

Employee acknowledges and agrees that as of the date Employee executes this Agreement, Employee has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

6.	Employee expressly acknowledges and agrees that Employee –

●	is able to read and understand the meaning and effect, of this Agreement;

●

has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms, and that Employee is not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;

●

is specifically agreeing to the terms of the release and waiver contained in this Agreement because the Company has agreed to pay Employee the Settlement Amount in consideration for Employee’s agreement to accept it in full settlement of all possible claims Employee might have or ever had, and because of Employee’s waiver of rights and entitlements under the Employment Agreement;

●

acknowledges that but for Employee’s execution of this Agreement, Employee would not be entitled to the receive the Settlement Amount (as defined herein), and would instead retain any applicable rights under the Employment Agreement;

●	understands that, by entering into this Agreement, Employee does not waive rights or claims under ADEA that may arise after the date Employee executes this Agreement;

●

has had or could have had forty-five (45) days (the “Release Expiration Date”) in which to review and consider this Agreement, and that if Employee executes this Agreement prior to the Release Expiration Date, Employee has voluntarily and knowingly waived the remainder of the consideration period;

●	was advised to consult with Employee’s attorney regarding the terms and effect of this Agreement; and

●	has signed this Agreement knowingly and voluntarily.

7.

Employee represents and warrants that Employee (i) has not previously filed, and to the maximum extent permitted by law agrees that Employee will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein, (ii) has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released herein, and will not assist or otherwise participate in any claim, arbitration, suit, action, investigation or other proceeding of any claim released herein; or accept any monetary or other recovery in connection therewith. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”) or any other administrative agency; provided, however, that if the EEOC, or other administrative agency, were to pursue any claims relating to Employee’s employment with the Company, Employee agree that Employee shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the payments and benefits (other than the Accrued Obligations) due Employee pursuant to this Agreement will control as the exclusive remedy and full settlement of all such claims by Employee.

8.

Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution (the “Revocation Period”) by Employee, during which time Employee may revoke Employee’s acceptance of this Agreement by notifying the Company, in writing, delivered to the Company at its principal Employee office, marked for the attention of its Chief Employee Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Agreement. Provided that the Agreement is executed and Employee does not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date. Employee acknowledges and agrees that if Employee revokes this Agreement during the Revocation Period, then this Agreement, other than Section 4 hereof, will be null and void and of no effect, and the Company shall have no obligation to pay Employee the Settlement Amount (as defined herein). For the avoidance of doubt, in the event Employee revokes this Agreement during the Revocation Period, Employee would retain any applicable rights under the Employment Agreement.

9.

The provisions of this Agreement shall be binding upon Employee’s heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEVADA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. EMPLOYEE HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Employment Agreement.

*     *     *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

Settlement Amount:$1,650,000 plus your pro rata portion of your 2016 target bonus of $110,000, calculated based on the actual number of days elapsed in 2016 prior to closing of the Transactions (which will be $82,500, assuming that the Transactions close on September 30, 2016).

EMPLOYEE

/s/ Robert Schaffhauser

Robert Schaffhauser

HOLDCO

ALST CASINO HOLDCO, LLC

By: /s/ Sooyung Kim

Name: Sooyung Kim

Title:    CEO

ALIANTE GAMING

ALIANTE GAMING, LLC

By:   /s/ Terrence Downey

Name:   Terrence Downey

Title:  President & General Manager